UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March  15, 2016

Alpine 4 Technologies Ltd.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55205	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4742 N. 24th Street Suite 300
Phoenix, AZ
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

855-777-0077 ext 801
 (ISSUER TELEPHONE NUMBER)

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                          Entry into a Material Definitive Agreement
Item 3.02                 Unregistered Sales of Equity Securities

Execution of Stock Purchase Agreement for Quality Circuit Assembly Future Closing of Transaction

On March 15, 2016, Alpine 4 Technologies Ltd. ("Alpine 4") entered into a Stock Purchase Agreement (the "QCA SPA") with Quality Circuit Assembly, Inc., a California company and their two shareholders, Jeffrey Moss and Dwight Hargreaves. (collectively, the "QCA Sellers").

Since 1988, Quality Circuit Assembly has been providing electronic contract manufacturing solutions delivered to its customers via strategic business partnerships. This relationship is core to the outsourcing process, and once established, drives efficiency, cost savings and continuous process improvement. Their abilities encompass a wide variety of skills, beginning with your prototypes and culminating in the ongoing manufacturing of a complete product or assembly. Turnkey solutions are tailored around each customer's specific requirements.

Pursuant to the QCA SPA Alpine 4, Quality Circuit Assembly, and the QCA Sellers agreed on the terms pursuant to which Alpine 4 would purchase from the QCA Sellers all of the outstanding shares of common stock of both Quality Circuit Assembly entities (the "Quality Circuit Assembly Shares"). The purchase price to be paid by Alpine 4 for the Interests consists of cash, and a convertible promissory note.   The "Cash Consideration" to be paid is the aggregate amount of $1,650,000, with $1,350,000 being paid to each Seller.  The "Promissory Note Consideration" will consist of a secured promissory note (the "Quality Circuit Assembly Note") in the amount of $2,000,000, secured by a subordinated security interest in the assets of the Quality Circuit Assembly entities.  Additionally, the Sellers will have the opportunity to convert this promissory note a conversion price of $1 per share after 12 months.  The Quality Circuit Assembly Note will bear interest at 5%, and will be payable in full on the 36-month anniversary of the closing date of the transaction.

Alpine 4 has also agreed to hire Mr. Terry Protto as the QCA Division President:  Mr. Protto is Sr. Executive and Entrepreneur with more than thirty years of senior executive management experience in industrial services companies in the US.  Mr. Protto is a University graduate in Business and Law.  Former Field grade US Army officer, ROTC scholarship.  Entrepreneur and small business owner.  He is a Strategic planner and a highly effective Tactician.  She has a strong goal orientation, using metrics, departmental dashboards and industry benchmarking.
Special interest and skills; practical business owner in the People's Republic of China, Taiwan and Hong Kong. He speaks functional Mandarin, Spanish and Italian.

In the Agreement, Mr. Moss and  Dwight Hargreaves acknowledged and agreed that his entry into a consulting agreement with Alpine 4 was an integral part of the transaction contemplated by the Agreement. As such, Mr. Moss and  Dwight Hargreaves agreed to enter into a consulting agreement with Alpine 4 and Quality Circuit Assembly, and continue to work with Quality Circuit Assembly for a period of time agreed upon by Alpine 4 and Mr. Moss and  Dwight Hargreaves.  The QCA Sellers, Quality Circuit Assembly, and Alpine 4 anticipate that they will complete the negotiation of the terms of the consulting agreements before the Closing Date.

Also pursuant to the QCA SPA, Alpine 4, Quality Circuit Assembly, and the QCA Sellers all acknowledged and agreed that between the execution of the Agreement and the date of the closing of the purchase of the Interests (the "Closing Date"), the QCA Sellers and Quality Circuit Assembly would continue to provide information to Alpine 4. Additionally, Alpine 4, Quality Circuit Assembly, and the QCA Sellers acknowledged and agreed that Alpine 4 has the right to terminate the Agreement in the event that information provided by the QCA Sellers or Quality Circuit Assembly to Alpine 4 differs materially from that information provided prior to the execution of the Agreement.

The QCA SPA includes certain conditions to the closing of the transaction, including certain working capital requirements, limits on accounts payable, requirements for accounts receivable, and payment of taxes.  The QCA SPA also includes certain post-closing covenants relating to the transition period, confidentiality, and the entry into the consulting agreement by Mr. Moss and  Dwight Hargreaves

Quality Circuit Assembly will provide information to Alpine 4, including financial statements, prior to the Closing Date, and the parties will continue to negotiate other agreements, including the consulting agreements, as necessary.  Once Alpine 4 has closed the purchase of the Quality Circuit Assembly Shares, Alpine 4 will provide additional disclosures relating to Quality Circuit Assembly and the QCA Sellers, including required financial statements, as required by the rules of the Commission.

The foregoing summary of the terms and conditions of the QCA SPA does not purport to be complete, and is qualified in its entirety by reference to the full text of the Quality Circuit Assembly  SPA attached as an exhibit hereto.

Item 9.01                          Financial Statement and Exhibits.

(d)            Exhibits.

Exhibit Number                                        Description
10.1                                                                     Stock Purchase Agreement dated as of March 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine 4 Technologies Ltd.

By: /s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, Chief Financial Officer, President
(Principal Executive Officer, Principal Financial Officer)

Date: March 15, 2016